Exhibit 99.1

National Beverage Corp. Out-Performs Estimates for Fiscal Year Gains

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--July 16, 2009--National Beverage Corp. (NASDAQ:FIZZ) today released financial results for the quarter and fiscal year ended May 2, 2009.

For the fiscal year:

  Revenues increased to $575.2 million.
  Net income increased 10% to $24.7 million, or $.54 per share.
  Cash increased to $84.1 million.

For the quarter, revenues and operating income increased to $148.4 million and $11.2 million. Operating income increased by 28% and net income by 23% to $6.9 million, or $.15 per share.

“We are extremely fortunate to be the beneficiary of the distinctive value offered by our brands. Time-tested and traditionally VALUE designated, our brands attract consumers’ preferences – both in taste and value . . . more than ever,” stated Chairman and Chief Executive Officer, Nick A. Caporella.

“Necessity . . . in this daunting economy ignites the spirit of mandatory innovation! Volume growth of our 24oz single-serve package, our sparkling LaCroix waters and Everfresh/Mr. Pure juices has prompted savvy retailers to recognize that promoting our ‘value brands’ induces consumers to ‘trade out’ of their ‘tired ole colas’ to a more stimulating, flavorful refreshment . . . and make more profit while doing it,” continued Caporella.

“Confidence can be stimulated in various ways, but trust, as in Brand Shasta, Faygo, Everfresh and LaCroix, is the main ingredient that is so synonymous with Confidence. We at National Beverage are conditioned by ourselves – to run lean and hard, using our philosophy and passion as energy/fuel to drive results and opportunities. Our strong balance sheet and stronger pride . . . carries us into a new year with much determination to maximize all opportunities and create value for our fellow employees, shareholders, customers and consumers!!” concluded Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products including – energy drinks, fortified powders and supplements, and functionally enhanced juices and waters – are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

National Beverage Corp.
Consolidated Results for the Fourth Quarters and Fiscal Years Ended
May 2, 2009 and May 3, 2008
(in thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	May 2,	May 3,	May 2,	May 3,
	2009	2008 (1)	2009	2008 (1)

Net Sales	$148,445	$147,527	$575,177	$566,001

Net Income	$6,854	$5,564	$24,742	$22,480

Net Income Per Share
Basic	$.15	$.12	$.54	$.49
Diluted	$.15	$.12	$.54	$.49

Average Common Shares Outstanding
Basic	46,009	45,949	45,999	45,894
Diluted	46,229	46,113	46,191	46,109

(1) The fourth quarter and fiscal year ended May 3, 2008 included an extra week.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
National Beverage Corp., Fort Lauderdale
Grace A. Keene, Office of the Chairman, 877-NBC-FIZZ